Exhibit 99.1

Broadridge Comments on Large Clearing Transaction, Risk Management Practices, and Clearing and Outsourcing Strategy

LAKE SUCCESS, New York— APRIL 18, 2008 – Broadridge Financial Solutions, Inc. (NYSE:BR) today released the following statement in response to recent inquiries related to a large clearing transaction that was disclosed in its Form 10-Q filing for the period ended December 31, 2007, its risk management practices and its clearing and outsourcing strategy.

The transaction that caused a rise in our short-term debt level to $426 million at December 31, 2007:

The $380 million transaction in question involved 143 specified pools of AAA-rated mortgage-backed bonds issued by the Federal National Mortgage Association (FNMA). These securities are liquid and have low price volatility. There were no exotic or illiquid mortgage-backed derivative securities in this transaction. The party who had committed to purchase these bonds is a global financial services company rated A+ by Standard & Poor’s. Consequently, Broadridge’s risk in this transaction was low. The transaction settled and the related loan was repaid on January 17, 2008, as previously disclosed.

Risk management practices at Ridge Clearing & Outsourcing, our broker-dealer subsidiary:

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Ridge restricts the amount of credit extended to both individual and professional investors to amounts much lower than permitted by Federal regulations, and requires all loans to be fully collateralized by high quality, readily marketable securities. Ridge does not accept as collateral any exotic or illiquid mortgage-backed derivative instruments.

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Ridge does not use any of its capital to maintain an inventory of securities to be offered for sale to its clients. None of its capital is exposed to market fluctuations in proprietary trading accounts.

•	From the time of its acquisition in 2004, Ridge has experienced no losses due to errors or credit policies, and it has a customer retention rate of over 90%.

Clearing and Outsourcing Strategy:

Broadridge created the clearing outsourcing model and estimates the market opportunity to be over $500 million. By combining the world class transaction processing capabilities of its Securities Processing Solutions segment with the specialized clearing expertise provided by Ridge, Broadridge created a unique service offering for broker-dealers with the size and financial means to finance their own businesses, but at the same time outsource to Broadridge their systems and back-office operations processing.

Broadridge is the pioneer and leader in the clearing outsourcing business. Since introducing the outsourcing solution, it has signed six clients representing $20 million in annual revenue and believes the clearing outsourcing solution is a global opportunity. Ridge operates to facilitate Broadridge’s outsourcing strategy, the goal of which is to grow all of Broadridge’s processing businesses.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.0 billion in revenues and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal 2008 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (the “2007 Annual Report”). Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2007 Annual Report. These risks include: Broadridge’s success in retaining and selling additional services to its existing clients and obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered clearing agencies and broker-dealers; declines in trading volume, market prices, liquidity of securities markets or proprietary trading activity; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); Broadridge’s debt levels and financing costs, including the impact of its credit ratings on such costs; the ability of Broadridge to develop brand recognition and its reputation with its clients and employees following its separation from ADP in March 2007; the incurrence of additional costs attributable to Broadridge’s operations as a stand-alone public company; Broadridge’s ability to continue to obtain transitional services from ADP for up to one year from the date of Broadridge’s March 2007 spin-off from ADP; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; and overall market and economic conditions.

Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477